Exhibit 99.1

GulfMark Offshore Announces

Second Quarter 2016 Operating Results

HOUSTON, July 26, 2016— GulfMark Offshore, Inc. (“GulfMark” or the “Company”) (NYSE: GLF) today announced its results of operations for the three- and six-month periods ended June 30, 2016. Recent highlights include:

●	Reduced Bond Indenture Debt by $49 Million through Open Market Purchases, Generating a Gain of Over $25 million
●	Maintained Strong Liquidity Position of Approximately $143 Million at Quarter End
●	Continued Successful Liquidation of Older Vessels by Selling 1998-Built North Sea Vessel During Q2, Which Had Been in Lay-Up for More than One Year
●	Subsequent to Quarter End, Sold Two Southeast Asia Vessels for Total Proceeds of $3.6 Million
●	Continued High-grading of Fleet with Delivery of our First 300 Class Jones Act Vessel in U.S. Gulf of Mexico
●	Achieved Average Marketed Vessel Utilization of 86%, Consistent with High-80’s Target
●	Recorded Non-Cash, Pre-Tax Asset Impairments of $46.2 million
●	Reduced General and Administrative Expenses (Excluding Certain Gains and Costs Discussed Below) by 8% vs. Previous Quarter
●	Reduced Direct Operating Expenses (Excluding Certain Gains and Costs Discussed Below) by 8% vs. Previous Quarter
●	Forecasting Direct Operating Expenses to Decrease Approximately 6% from Q2 to Q3 2016 (Excluding Certain Gains and Costs Discussed Below)

For the quarter ended June 30, 2016, revenue was $30.5 million, and net loss was $47.6 million, or $1.90 per diluted share. Included in the results are certain gains and costs described below that totaled $33.3 million or $1.33 per diluted share. Quarterly loss excluding these items was $14.3 million or $0.57 per diluted share.

Quintin Kneen, President and CEO, commented, “We are pleased to report on our ability to continually improve the Company. We improved the balance sheet through debt repurchases that averaged less than half of par value. We continue to improve the average fleet age and capability through the delivery of a new state-of-the-art vessel in the Americas, the sale of an older vessel in the North Sea and the sale of two of our older vessels in Southeast Asia in July. Through our persistent cost focus, we reduced direct operating expenses for each of the last seven quarters. Importantly we reduced these costs during the second quarter while increasing utilization, and we anticipate this trend to continue. In the broader market, we are seeing signs that the industry is withdrawing capacity to such a degree that certain geographic markets are beginning to show signs of balance. In particular, the North Sea PSV market has seen the average spot day rate for the second quarter increase by more than 150% over the same period last year. Also, for the first time since the second quarter of 2014, we sequentially increased our consolidated average quarterly utilization. That increase was 3 percentage points. Overall we are seeing early signs of encouragement, however leading edge day rates and utilization are still well below sustainable levels for the industry.

GulfMark Offshore, Inc.

Press Release

July 26, 2016

“During the quarter, we accomplished milestones that will help us when the upturn arrives. We repurchased $49 million of debt in the open market for approximately $24 million. By repurchasing our debt at a substantial discount, we created a gain in the current quarter and reduced the amount of ongoing interest expense and debt that the Company will ultimately have to repay. We were able to sell an 18 year-old vessel that had been in lay-up for over a year. This sale provided some immediate cash and removed a non-contributing vessel from our fleet. Additionally, we took delivery of our first 300 Class Jones Act vessel near the end of the second quarter.

“The North Sea region is beginning to show some signs of incremental day rate improvement. Average leading edge day rates in the spot market increased to an amount that was above operating cash costs for most of the quarter. We view this improvement as a result of vessel owners withholding supply rather than an increase in demand. While we know the climb in day rates will not be steady, we are optimistic that prospective rates will be more supportive of profitable operations in this region. Our Southeast Asia operations also experienced operational improvement, achieving increased day rates and utilization compared to the prior quarter. We believe this Southeast Asia improvement has more to do with individual successes by our management rather than an improvement in the overall market.”

Kneen continued, “We are steadfastly maintaining our strategy of opportunistically reducing debt, selling vessels, lowering operating costs and maintaining capital discipline, which allows us to maximize operating cash flow, maintain liquidity and improve long-term operational efficiencies. As we have previously stated, we expect to have adequate liquidity and to be in compliance with our debt covenants and maintain access to our revolving credit facilities through the foreseeable future, which includes all of 2017. Also, we are seeing a continued increase in activity from potential vessel purchasers, and we remain confident that we will be able to continue to meet our goal of liquidating older vessels.”

Consolidated Second-Quarter Results

Consolidated revenue for the second quarter of 2016 was $30.5 million, compared with $38.8 million in the previous quarter. Consolidated revenue fell due to a 16% sequential decrease in average day rate to $10,939 from $12,982 in the previous quarter offset somewhat by an increase in utilization to 41% from 38% in the first quarter. Marketed utilization, which is the utilization on vessels that the Company actively markets to customers, was 85.7%. Consolidated operating loss was $66.3 million, compared with $128.3 million in the first quarter. Excluding certain gains and costs in both quarters, consolidated operating loss sequentially increased to $14.0 million from a loss of $10.1 million in the first quarter, due to lower revenue, offset by lower drydock expense, lower operating and lower general and administrative costs.

GulfMark Offshore, Inc.

Press Release

July 26, 2016

The second quarter results include certain gains and costs totaling $33.3 million net of tax ($1.33 per diluted share) of which $33.0 million ($1.31 per diluted share) was non-cash. The Company impaired a portion of its Americas-based fleet and Southeast Asia-based fleet. These net-of-tax impairment charges included $13.0 million related to vessels in the non-U.S. portion of the Americas and $30.3 million related to Southeast Asia. The next item was a $16.8 million net of tax gain on extinguishment of debt as a result of repurchasing Company bond indenture debt at a discount on the open market. The Company also recorded asset sales for a net-of-tax loss of approximately $5.9 million. Additionally, the Company wrote down debt issuance costs of $0.6 million net of tax associated with the repurchasing of Company bond indenture debt. All of these gains and costs were non-cash. The Company also recorded net of tax workforce redundancy and exit charges of $0.3 million. The tables at the end of the earnings release provide a summary of these items.

Regional Results for the Second Quarter

In the North Sea region, second-quarter revenue was $21.1 million, compared with $22.9 million in the first quarter. The average day rate fell 19% to $12,055 from $14,950 in the first quarter which was the primary reason for the decrease in revenue. Utilization improved from the prior quarter to 69% up from 62% in the first quarter. The Company’s marketed utilization in the North Sea was 95% during the second quarter. GulfMark currently has six vessels stacked in the North Sea.

Second-quarter revenue in the Southeast Asia region was $4.4 million, compared with $2.5 million in the first quarter. The change in revenue was due to an increase in average day rate of 17% to $8,246 from $7,070 in the first quarter combined with an 11 percentage point utilization increase. The Company’s marketed utilization in Southeast Asia was 74% during the second quarter. The Company has two vessels currently stacked in Southeast Asia.

Second-quarter revenue for the Americas region was $5.0 million, compared with $13.4 million in the previous quarter. Average day rate decreased 14% from the prior quarter due to the continued softening in the market. Utilization decreased 4 percentage points to 17% from 21% in the first quarter. The Company’s marketed utilization in the Americas was 73% during the second quarter. GulfMark currently has 22 vessels stacked in the Americas.

Consolidated Operating Expenses for the Second Quarter

Direct operating expenses for the second quarter were $20.9 million. Excluding the workforce redundancy charges, direct operating expenses were $20.7 million, a decrease of $1.8 million, or 8%, from the first quarter. The decrease was due mainly to lower labor costs related to stacking vessels and wage reductions, combined with lower insurance and higher fuel expense. Drydock expense in the second quarter was $0.1 million, in-line with the Company’s previous guidance. General and administrative expense was $8.9 million for the second quarter. Excluding exit and severance costs, general and administrative expense was $8.8 million, in-line with the Company’s guided quarterly run rate. Tax benefit during the quarter was $3.0 million, or about 6% of pretax income. The Company expects a tax rate near 20% excluding discrete items going forward, though cash taxes will likely be close to zero in the near term as the Company continues to incur net operating losses.

GulfMark Offshore, Inc.

Press Release

July 26, 2016

Third Quarter 2016 Guidance

GulfMark anticipates direct operating expenses to be between $19 million and $21 million. The Company expects general and administrative expense to be between $8 million and $9 million. In addition, the Company expects to incur approximately $2 million in drydock expense during the period.

Liquidity and Capital Commitments

Cash used by operating activities totaled $4.4 million in the second quarter as working capital, excluding accrued interest, ceased to be a source of cash for the Company. Cash on hand at June 30, 2016, was $10.6 million, and $39.2 million was drawn on the revolving credit facilities. Total debt at June 30, 2016, was $461.9 million, and debt net of cash was $451.3 million. Total debt was reduced by approximately $24.2 million during the quarter. Net debt to book capital was 45% at the end of the quarter, and total liquidity (cash plus available revolver) was approximately $143 million at June 30.

Net capital expenditures during the second quarter totaled $5.0 million, which included $6.1 million of payments on the construction of new vessels and $0.3 million for vessel enhancements and other capital expenditures, offset by vessel sale proceeds of $1.4 million. As of June 30, 2016, the Company had approximately $23 million of non-cancelable capital commitments due in Q1 2017. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss operating results with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Wednesday, July 27, 2016. To participate in the call, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 6292534. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.GulfMark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:             Michael Newman

Investor Relations

E-mail:                Michael.Newman@GulfMark.com

(713) 963-9522

GulfMark Offshore, Inc.

Press Release

July 26, 2016

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “expected to be,” “anticipate,” “plan,” “intend,” “foresee,” “forecast,” “continue,” “can,” “will,” “will continue,” “may,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements in this press release that contain forward-looking statements may include, but are not limited to, information concerning our possible or assumed future results of operations and statements about future operating expenses, liquidity, vessels sales, market developments, taxes, reductions in costs and expenses and funding of capital commitments. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected or anticipated outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), this second-quarter 2016 earnings release also includes non-GAAP financial measures (as defined under the SEC's Regulation G). Net income, excluding gains & costs, as well as measures derived from it (including diluted EPS, excluding gains & costs; and effective tax, excluding gains & costs) are non-GAAP financial measures. Management believes that the exclusion of certain gains & costs from these financial measures enables it to evaluate more effectively GulfMark's operations period over period and to identify operating trends that could otherwise be masked by the excluded items. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following tables include a reconciliation of these non-GAAP measures to the comparable GAAP measures.

GulfMark Offshore, Inc.

Press Release

July 26, 2016

Income Statements	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015

Revenue	$30,487	$38,794	$74,461	$69,281	$163,553
Direct operating expenses	20,932	23,735	45,946	44,667	97,171
Drydock expense	63	827	2,436	890	11,409
General and administrative expenses	8,854	9,788	11,521	18,642	22,485
Depreciation and amortization	14,911	16,039	18,765	30,950	37,253
Impairment charges	46,151	116,657	-	162,808	-
Loss on sale of assets and other	5,914	4	-	5,918	-
Operating Loss	(66,338)	(128,256)	(4,207)	(194,594)	(4,765)

Interest expense	(8,991)	(8,397)	(8,194)	(17,388)	(16,352)
Interest income	35	40	74	75	118
Gain on extinguishment of debt	25,792	10,120	-	35,912	-
Foreign currency loss and other	(1,083)	(44)	(30)	(1,127)	(703)
Loss before income taxes	(50,585)	(126,537)	(12,357)	(177,122)	(21,702)
Income tax benefit	3,005	35,355	4,112	38,360	8,331
Net Loss	$(47,580)	$(91,182)	$(8,245)	$(138,762)	$(13,371)

Diluted loss per share	$(1.90)	$(3.66)	$(0.33)	$(5.55)	$(0.54)
Weighted average diluted common shares	25,077	24,893	24,696	24,985	24,650

Other Data
Revenue by Region (000's)
North Sea	$21,077	$22,932	$36,578	$44,009	$76,778
Southeast Asia	4,382	2,487	10,989	$6,869	24,318
Americas	5,028	13,375	26,894	18,403	62,457
Total	$30,487	$38,794	$74,461	$69,281	$163,553

Rates Per Day Worked
North Sea	$12,055	$14,950	$17,110	$13,442	$17,731
Southeast Asia	8,246	7,070	11,817	7,753	12,940
Americas	9,797	11,365	17,991	10,653	18,939
Total	$10,939	$12,982	$16,428	$11,925	$17,232

Overall Utilization
North Sea	69.0%	62.2%	82.9%	65.5%	83.0%
Southeast Asia	41.4%	29.9%	70.4%	35.6%	77.6%
Americas	17.1%	20.7%	55.1%	18.9%	61.2%
Total	41.3%	38.4%	69.1%	39.8%	73.0%

Average Owned Vessels
North Sea	26.5	27.0	29.0	26.7	29.1
Southeast Asia	13.0	13.0	13.0	13.0	13.0
Americas	30.3	30.0	30.0	30.2	30.0
Total	69.8	70.0	72.0	69.9	72.1

Drydock Days
North Sea	3	18	-	21	62
Southeast Asia	-	-	27	-	36
Americas	-	-	33	-	167
Total	3	18	60	21	265

Drydock Expenditures (000's)	$63	$827	$2,436	$890	$11,409

GulfMark Offshore, Inc.

Press Release

July 26, 2016

Consolidated Balance Sheets	As of
(dollars in thousands)	June 30,	March 31,	June 30,
	2016	2016	2015
Current assets:
Cash and cash equivalents	$10,647	$19,669	$78,390
Trade accounts receivable, net of allowance for doubtful accounts of $1,360, $1,466, and $1,477, respectively	29,029	28,386	70,634
Other accounts receivable	7,102	7,113	8,158
Prepaid expenses and other current assets	15,965	16,009	21,057
Total current assets	62,743	71,177	178,239

Vessels, equipment and other fixed assets at cost, net of accumulated depreciation of $468,613, $473,341 and $461,485, respectively	1,033,643	1,095,529	1,369,451

Construction in progress	24,841	50,850	90,799
Goodwill	-	-	23,755
Intangibles, net of accumulated amortization of $0, $0 and $20,182, respectively	-	-	14,416

Deferred costs and other assets	6,072	6,413	20,131
Total assets	$1,127,299	$1,223,969	$1,696,791

Current liabilities:
Accounts payable	$12,959	$15,674	$13,010
Income and other taxes payable	2,379	2,481	6,174
Accrued personnel costs	10,691	10,504	14,617
Accrued interest cost	8,193	1,544	9,649
Other accrued liabilities	6,215	7,125	6,888
Total current liabilities	40,437	37,328	50,338
Long-term debt	461,914	486,090	572,669
Long-term income taxes:
Deferred tax liabilities	60,061	63,060	93,603
Other income taxes payable	20,163	21,041	25,378
Other liabilities	3,953	3,984	6,127
Stockholders' equity:
Preferred stock, no par value; 2,000 authorized; no shares issued	-	-	-
Class A Common Stock, $0.01 par value; 60,000 shares authorized; 27,759, 28,017 and 27,934 shares issued and 26,830, 25,790 and 25,706 outstanding, respectively; Class B Common Stock $0.01 par value; 60,000 shares authorized; no shares issued	277	276	272

Additional paid-in capital	417,929	418,208	414,751
Retained earnings	305,419	352,999	646,043
Accumulated other comprehensive income (loss)	(118,433)	(92,976)	(43,042)
Treasury stock, at cost	(73,157)	(74,914)	(77,792)
Deferred compensation expense	8,736	8,873	8,444
Total stockholders' equity	540,771	612,466	948,676
Total liabilities and stockholders' equity	$1,127,299	$1,223,969	$1,696,791

GulfMark Offshore, Inc.

Press Release

July 26, 2016

Consolidated Statements of Cash Flows (unaudited)	Three Months Ended			Six Months Ended
(dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Cash flows from operating activities:
Net loss	$(47,580)	$(91,182)	$(8,245)	$(138,762)	$(13,371)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation and amortization	14,911	16,039	18,765	30,950	37,253
Loss on sale of assets	5,914	4	-	5,918
Stock-based compensation	1,233	1,498	1,845	2,731	3,649
Amortization of deferred financing costs	1,321	806	623	2,127	1,205
Provision for doubtful accounts receivable, net of write-offs	-	23	(63)	23	(955)
Impairment charges	46,151	116,657	-	162,808	-
Gain on extinguishment of debt	(25,792)	(10,120)	-	(35,912)	-
Deferred income tax benefit	(2,976)	(35,624)	(5,391)	(38,600)	(9,925)
Foreign currency transaction (gain) loss	1,289	(223)	(1,043)	1,066	(477)
Change in operating assets and liabilities:
Accounts receivable	$(1,553)	$12,859	$8,360	$11,306	$19,082
Prepaids and other	(253)	659	49	406	(3,510)
Accounts payable	(2,279)	2,573	(5,608)	294	(9,371)
Other accrued liabilities and other	5,231	(13,869)	5,490	(8,638)	(6,240)
Net cash provided by (used in) operating activities	$(4,383)	$100	$14,782	$(4,283)	$17,340
Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(6,438)	(7,200)	(9,686)	(13,638)	(21,304)
Release of deposits held in escrow	-	-	-	-	3,683
Proceeds from disposition of vessels and equipment	1,400	29	-	1,429	715
Net cash used in investing activities	(5,038)	(7,171)	(9,686)	(12,209)	(16,906)
Cash flows from financing activities:
Proceeds from borrowings under revolving loan facilities	24,194	15,000	12,000	39,194	28,000
Repayment of secured credit facilities	(23,568)	(9,880)	-	(33,448)	-
Debt issuance costs	(62)	(769)	(35)	(831)	(1,226)
Proceeds from issuance of stock	106	121	221	227	528
Net cash provided by investing activities	$670	$4,472	$12,186	$5,142	$27,302
Effect of exchange rate changes on cash	(271)	329	1,261	58	(131)
Net increase (decrease) in cash and cash equivalents	(9,022)	(2,270)	18,543	(11,292)	27,605
Cash and cash equivalents at beginning of period	19,669	21,939	59,847	21,939	50,785
Cash and cash equivalents at end of period	$10,647	$19,669	$78,390	$10,647	$78,390
Supplemental cash flow information:
Interest paid, net of interest capitalized	$1,300	$15,353	$(588)	$16,073	$14,773
Income taxes paid, net	757	449	538	1,691	934

GulfMark Offshore, Inc.

Press Release

July 26, 2016

Contract Cover	As of July 26, 2016		As of July 22, 2015
	2016	2017	2015	2016
Region:	Vessel Days	Vessel Days	Vessel Days	Vessel Days
North Sea	44%	17%	65%	38%
Southeast Asia	37%	17%	38%	15%
Americas	12%	0%	22%	7%
Overall Fleet	28%	10%	42%	21%

Reconciliation of Non-GAAP Measures: Three Months Ended June 30, 2016
(dollars in millions, except per share data)	Operating Income (Loss)	Other Income (Expense)	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Excluding Gains and Costs	$(14.0)	$(9.2)	$8.9	$(14.3)	$(0.57)
Impairment Charges	(46.2)	-	2.8	(43.3)	(1.73)
Gain on Extinguishment of Debt	-	25.8	(9.0)	16.8	0.67
Loss on Asset Sale	(5.9)	-	-	(5.9)	(0.24)
Loan Fee Write Off	-	(0.9)	0.3	(0.6)	(0.02)
Workforce Redundancy Charges	(0.3)	-	-	(0.3)	(0.01)
U.S. GAAP	$(66.3)	$15.7	$3.0	$(47.6)	$(1.90)

Reconciliation of Non-GAAP Measures: Three Months Ended March 31, 2016

(dollars in millions, except per share data)	Operating Income (Loss)	Other Income (Expense)	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Excluding Gains and Costs	$(10.1)	$(8.1)	$5.7	$(12.5)	$(0.50)
Impairment Charges	(116.7)	-	33.1	(83.5)	(3.35)
Gain on Extinguishment of Debt	-	10.1	(3.5)	6.6	0.27
Gain (Loss) on Asset Sale	0.0	-	-	0.0	0.00
Loan Fee Write Off	-	(0.3)	0.1	(0.2)	(0.01)
Workforce Redundancy Charges	(1.5)	-	0.0	(1.5)	(0.06)
U.S. GAAP	$(128.3)	$1.7	$35.4	$(91.2)	$(3.66)

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of April 25, 2016	27	13	30	70
Newbuild Deliveries/Additions	0	0	1	1
Sales & Dispositions	(1)	(2)	0	(3)
Owned Vessels as of July 26, 2016	26	11	31	68
Managed Vessels	3	0	0	3
Total Fleet as of July 26, 2016	29	11	31	71